Ogden Corporation
Two Pennsylvania Plaza
New York, NY 10121

["OGDEN" logo]


April 12, 1996

TO OUR SHAREHOLDERS:

      On behalf of the Board of Directors, it is my pleasure to invite you to attend Ogden's 1996 Annual Meeting to be held at the Essex House, 160 Central Park South, New York City, at 10:30 A.M. (Eastern Daylight Saving Time), on Thursday, May 23, 1996.

      The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement which we urge you to read carefully. Time will be set aside at the meeting for discussion of each item of business described in the Proxy Statement as well as any other matters of interest to you as a shareholder.

      It is important that your shares be represented at the meeting. Accordingly, whether or not you expect to attend, you are urged to sign, date and return the enclosed proxy card in the enclosed postage paid envelope to ensure that your shares will be represented at the annual meeting.

R. RICHARD ABLON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF OGDEN CORPORATION

      Notice is hereby given that the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") will be held at the Essex House, 160 Central Park South, New York City, on Thursday, May 23, 1996, at 10:30 A.M. (Eastern Daylight Saving
Time), for the following purposes:

(1) To elect six directors to hold office for terms of three years until the Annual Meeting of Shareholders in 1999 and until their respective successors have been elected and qualified;

(2) To ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1996;

(3) To consider and act upon a proposal submitted by shareholders requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes;

(4) To consider and act upon a proposal submitted by a shareholder requesting that the Board of Directors adopt a policy against entering into future compensation awards to officers and directors which are contingent on a change in control unless such award is submitted to a vote of the shareholders; and

(5) To consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take steps necessary to require all non-employee directors receive a minimum of fifty percent of their total compensation in the form of Ogden stock which cannot be sold for three years; and

(6) To consider and act upon such other business as may properly come before the annual meeting.

      The Board of Directors has fixed April 8, 1996, as the record date for the annual meeting and all shareholders of record of Ogden at the close of business on such date shall be entitled to notice of and to vote at the annual meeting.

                                           By Order of the Board of Directors

                                                KATHLEEN RITCH,
                                                Vice President and Secretary

Dated:         New York, N.Y.
               April 12, 1996

                                   IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT YOUR SHARES MAY BE VOTED IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

    The following statement is submitted to shareholders in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") to be held on May 23, 1996 (the "Annual Meeting"). The Annual Meeting will be held at the Essex House, 160 Central Park South, New York, New York. A proxy card for the Annual Meeting is enclosed. This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about April 12, 1996.

    The purposes of the Annual Meeting are (1) to elect six directors to hold office for terms of three years until the Annual Meeting of Shareholders in 1999 and until their respective successors have been elected and qualified; (2) to ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1996; (3) to consider and act upon a proposal submitted by shareholders requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes; (4) to consider and act upon a proposal submitted by a shareholder requesting that the Board of Directors adopt a policy against entering into future compensation awards to officers and directors which are contingent on a change in control unless such award is submitted to a vote of the shareholders; and (5) to consider and act upon a proposal submitted by shareholders requesting the Board of Directors take steps necessary to require all non-employee directors receive a minimum of fifty percent of their total compensation in Ogden stock which cannot be sold for three years; and (6) to consider and act upon such other business as may properly come before the Annual Meeting.

    The solicitation of proxies to which this Proxy Statement relates is made by and on behalf of the Board of Directors of Ogden. The costs of this solicitation will be paid by Ogden. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting, proxy cards, and Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers, and employees of Ogden and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals, and Ogden will reimburse such persons for their expenses in so doing. Ogden is also retaining Georgeson & Company to solicit proxies and will pay Georgeson & Company a fee of $12,500 in connection therewith.

    The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees named in this Proxy

Statement; FOR the ratification of Deloitte & Touche LLP as auditors; and AGAINST (i) the shareholders' proposal that new directors be elected annually and not by classes; (ii) the shareholder proposal requesting that the Board of Directors adopt a policy against entering into future compensation awards to officers and directors which are contingent on a change in control unless such award is submitted to a vote of the shareholders; and (iii) the shareholder proposal that non-employee directors receive a minimum of fifty percent of their total compensation in Ogden stock which cannot be sold for three years. Each proxy is revocable at any time prior to being voted by delivering a subsequent proxy, by giving written notice to the Secretary of Ogden or by attending the Annual Meeting and voting in person, provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken.

VOTING SECURITIES

    As of April 8, 1996, the record date for the Annual Meeting, Ogden had outstanding 49,634,007 shares of common stock ("Common Stock") and 48,710 shares of $1.875 Cumulative Convertible Preferred Stock, Partially Participating ("Series A Preferred Stock"), excluding shares held in the corporate treasury. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to one-half vote per share on all matters to come before the Annual Meeting, including the election of directors.

    Ogden has been advised by Putnam Investments, Inc. that they and Marsh & McLennan Companies, Inc., along with certain of their investment managers are the beneficial owners of more than 5% of Ogden's Common Stock, which were acquired for investment purposes for certain of their advisory clients. The following table sets forth certain information concerning the foregoing as of January 29, 1996:

                         Name and Address                Amount and Nature of          Percent
Title of Class         of Beneficial Owner             Beneficial Ownership (1)       of Class
- ---------------  --------------------------------  --------------------------------   ---------
    Common       Putnam Investments, Inc.                  2,819,450 shares             5.8%
                 One Post Office Square
                 Boston, Massachusetts 02109

- ---------------
(1) 17,500 shares are held with shared voting power and 2,819,450 shares are held with shared dispositive power.

    The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present at the Annual Meeting, in person or by proxy, and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality. With respect to the other proposals to be voted upon: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal; and (ii) shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matters with respect to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

ELECTION OF DIRECTORS--PROPOSAL NUMBER (1)

    The Ogden Restated Certificate of Incorporation provides for a Board of Directors that is divided into three classes of directors, which are designated Class I, Class II, and Class III, respectively. The directors elected to each Class serve three-year terms. The expiration of the terms of the directors elected in each Class is staggered so that the terms of directors elected to one of the classes expires at each Annual Meeting of Shareholders. The terms of office of directors elected to Class I will expire at the Annual Meeting in 1997, those of the directors elected to Class II will expire at the Annual Meeting in 1998, and those of the directors elected to Class III will expire at the Annual Meeting.

    The Board of Directors has nominated the six persons named in the table below to serve as the Class III directors for terms of office commencing at the Annual Meeting and continuing until the 1999 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Ogden has no reason to believe that any such nominee will be unable to serve as a director if elected. All nominees were elected a director at Ogden's 1993 Annual Meeting of Shareholders except Jesus Sainz and Helmut Volcker who were appointed a Director as of November 1, 1994.

    Since 1984, Mr. Sainz has served as Executive Vice Chairman of Trebol International, S.A., a private company which he helped create in 1984. Trebol International is a Spanish holding company with interests in companies operating in such fields as foreign trade, fast food, leisure, disposable medical products and real estate. (See "Certain Relationships and Related Transactions" of this Proxy Statement.)

    Since August 1994 Dr. Volcker has served as Professor of Energy Technology, University of Essen. For more than 27 years prior thereto he served in leading management positions of STEAG AG, Essen. For 18 years he was a member of the Management Board of STEAG AG, Essen with responsibility for all technical departments, i.e. conventional power plant engineering, district heating, nuclear engineering and research and development.

                        NOMINEES FOR CLASS III DIRECTORS

    The following table sets forth certain information concerning the nominees for election as directors. Each of the nominees is presently serving as a director of Ogden.

- ---------------------------------------------------------------------------------------------------
                                                                                            First
                                                                                            Became
           Name, Age and               Term to                                                a
         Other Information             Expire             Principal Occupation             Director
- ---------------------------------------------------------------------------------------------------
Ralph E. Ablon: Age 79                   1996    Chairman of the Board, Ogden.               1962
 Chairman of Ogden's Management
 Committee
Terry Allen Kramer: Age 62               1996    President, Remark Theatrical                1977
 Chairman of the Board, American                 Productions, Inc.
 Diversified Enterprises, Inc.;
 Director, Allen & Company
 Incorporated; Governor of The
 Society of NYH, Inc.; and Governor
 of The Society of The New York
 Hospital
Maria P. Monet: Age 46                   1996    Former Chief Financial Officer, Ogden.      1986
Jesus Sainz: Age 52                      1996    Executive Vice Chairman, Trebol             1994
 Director, EDS Spain                             International, Madrid.
Frederick Seitz: Age 84                  1996    President Emeritus, The Rockefeller         1977
 Chairman of Ogden's Technology                  University.
 Committee; Member of Ogden's
 Management Committee and
 Compensation Committee; Director of
 Profile Diagnostic Sciences
Helmut Volcker: Age 62                   1996    Professor of Energy Technology,             1994
 Member of the Board of Directors                University of Essen.
 K.A.B.--Kraftwerks--und Anlagenbau
 AG, Berlin, Germany

THE BOARD RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES

                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth certain information concerning directors whose terms are continuing.

- ----------------------------------------------------------------------------------------------------
                                                                                             First
                                                                                             Became
                 Name, Age and                    Term to                                      A
               Other Information                  Expire        Principal Occupation        Director
- ----------------------------------------------------------------------------------------------------
David M. Abshire: Age 69                            1997    President, Center for             1987
 Member of Ogden's Management Committee;                    Strategic and International
 Director of Proctor & Gamble Company                       Studies.
Norman G. Einspruch: Age 63                         1997    Chairman, Department of           1981
 Chairman of Ogden's Audit Committee; Member of             Industrial Engineering,
 Ogden's Management Committee, Technology                   Senior Fellow in Science and
 Committee and Compensation Committee; Director             Technology, and Professor of
 of Penril DataComm Networks, Inc.                          Electrical and Computer
                                                            Engineering, University of
                                                            Miami.
Attallah Kappas: Age 69                             1997    Sherman Fairchild Professor;      1988
 Member of Ogden's Management Committee and                 Physician-in-Chief Emeritus
 Technology Committee; Ogden's Medical Director             and past Vice President, The
                                                            Rockefeller University.
Homer A. Neal: Age 53                               1997    Vice President for Research       1985
 Member of Ogden's Audit Committee and                      and Professor of Physics,
 Technology Committee                                       University of Michigan.
Stanford S. Penner: Age 74                          1997    Professor and Institute           1985
 Member of Ogden's Technology Committee;                    Director (Emeritus),
 Director, Optodyne Corp.                                   University of California at
                                                            San Diego; Editor-in-Chief,
                                                            Energy-- The International
                                                            Journal.
R. Richard Ablon: Age 46                            1998    President and Chief Executive     1986
 Member of Ogden's Management Committee                     Officer of Ogden and Chairman
                                                            and Chief Executive Officer
                                                            of Ogden Projects, Inc.
Constantine G. Caras: Age 57                        1998    Executive Vice President and      1990
 Director of OMI Corp.                                      Chief Administrative Officer,
                                                            Ogden
Judith D. Moyers: Age 60                            1998    President, Public Affairs         1978
 Member of Ogden's Management Committee and                 Television, Inc.; Home
 Compensation Committee; Director, Paine Webber             Economist and Education
 Family of Mutual Funds                                     Specialist
Robert E. Smith: Age 60                             1998    Partner, Rosenman & Colin, a      1990
 Member of Ogden's Audit Committee; Director,               law firm
 The Zweig Fund, Inc. and The Zweig Total
 Return Fund, Inc.

- ----------------------------------------------------------------------------------------------------
                                                                                             First
                                                                                             Became
                 Name, Age and                    Term to                                      A
               Other Information                  Expire        Principal Occupation        Director
- ----------------------------------------------------------------------------------------------------
Abraham Zaleznik: Age 72                            1998    Konosuke Matsushita Professor     1978
 Chairman of Ogden's Compensation Committee and             of Leadership Emeritus,
 Member of Ogden's Management Committee;                    Graduate School of Business
 Director of American Greetings Inc.; La                    Administration, Harvard
 Chateau Stores; Ltd; TJX Companies; and The                University
 Timberland Co.

                      Committees of the Board of Directors

Management Committee. The Management Committee's principal functions are to review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives. The Committee makes recommendations to the Board of Directors with respect to nominees for new directors (including nominations submitted in writing to the Secretary of Ogden by shareholders not less than 50 days prior to the Annual Meeting and in compliance with the requirements of Ogden's By-laws) and board committee memberships. The Committee's functions also include evaluating and reviewing Ogden's financial status, reviewing current financial arrangements and current and anticipated financial requirements, advising management with respect thereto and advising and recommending with respect to the purchase, issuance and sale of Ogden securities. There were six meetings of the Management Committee during 1995.

Compensation Committee. The Compensation Committee is composed of four "disinterested directors" (within the meaning of Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) who are not employees or members of management of Ogden or any of its subsidiaries. The Compensation Committee is responsible for reviewing and approving compensation and benefit plans for Ogden and providing independent judgment as to the fairness of the compensation and benefit arrangements for senior management of Ogden and its subsidiaries. The Compensation Committee administers Ogden's Stock Option Plans, determines the Chief Executive Officer's compensation and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of other designated members of senior management of Ogden and its subsidiaries. There were three meetings of the Compensation Committee during 1995.

Audit Committee. The Audit Committee's principal functions are to evaluate and review financial procedures, controls and reporting; compliance with Ogden's Corporate Policy of Business Conduct; and both the audit scope and audit fees. There were four meetings of the Audit Committee during 1995.

Technology Committee. The Technology Committee's principal functions are to collect, review, study and evaluate various changes and innovations in technology, materials and technical services that may be of benefit to Ogden's operations. The Committee also reviews and takes into consideration environmental standards and pollution-control requirements connected with the operation by Ogden of various solid waste-to-energy and other operating facilities across the United States. There were six meetings of the Technology Committee during 1995.

    During 1995 the Board of Directors held six regularly scheduled meetings. Each incumbent director attended at least 75% of the aggregate 1995 meetings of the Board and of the Committees on which such director served, except Maria P. Monet.

                            DIRECTOR'S COMPENSATION

    Each Ogden director who is not an employee of Ogden or an Ogden subsidiary receives an annual director's fee of $9,000 plus $1,500 for each Board of Directors meeting attended. Each such director also receives an annual fee of $12,000 for each committee on which such director serves plus $1,500 for each committee meeting attended. In addition, each such director receives $500 for each day, or portion thereof, spent away from the director's city of residence on special director activities. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Directors who are employees of Ogden or an Ogden subsidiary receive no additional compensation for serving on the Board or any committee. Dr. Kappas is retained on an independent contractor basis as Ogden's Medical Director and senior advisor, to advise and consult with management on health issues and receives $1,000 per month as a consulting fee. Dr. Volcker serves as a director of an indirect wholly-owned foreign subsidiary of Ogden and receives an annual fee of $1,000. Commencing September 1, 1995, Dr. Volcker began providing consultation services and advice to Ogden and its subsidiaries in developing new business in the European market for which he is paid a monthly consulting fee by Ogden in the amount of $5,000, plus reimbursement for traveling expenses.

    Each non-employee director of Ogden on November 14, 1990 was granted a Director's Stock Option and limited stock appreciation right (LSAR) with respect to 25,000 shares of Ogden Common Stock at an exercise price of $18.3125 per share. Each non-employee individual who becomes a Director after November 14, 1990 may be granted a Director's Stock Option and LSAR with respect to a number of shares of Ogden Common Stock as determined by the Compensation Committee not to exceed 25,000 shares at an exercise price equal to the average of the high and low sales price of Ogden Common Stock on the date of grant. Messrs. Sainz and Volcker were each granted Directors' Stock Options with respect to 25,000 shares of Ogden Common Stock on November 1, 1994 at an exercise price of $21.50 per share.

                        SECURITY OWNERSHIP BY MANAGEMENT

    Information about the Common Stock beneficially owned as of March 1, 1996 by each nominee, each director, each executive officer named in the Summary Compensation Table and all directors and executive officers of Ogden as a group is set forth as follows:

                                                        Beneficial Ownership of
                                                           Ogden Common Stock
                                               ------------------------------------------
                                                  Amount and Nature of         Percent Of
Name of Beneficial Owner                         Beneficial Ownership(1)        Class(2)
- ---------------------------------------        ---------------------------     ----------
R. Richard Ablon                                       1,039,162(3)               2.09
Ralph E. Ablon                                              271,326               *
David M. Abshire                                          25,288(4)               *
Constantine G. Caras                                     307,551(5)               *
Lynde H. Coit                                             97,300(6)               *
Norman G. Einspruch                                       36,440(4)               *
Philip G. Husby                                          114,260(7)               *
Attallah Kappas                                           26,000(4)               *
Terry Allen Kramer                                       367,219(4)               *
Scott G. Mackin                                          259,400(8)               *
Maria P. Monet                                            21,735(4)               *
Judith D. Moyers                                          31,655(4)               *
Homer A. Neal                                             25,604(4)               *
Stanford S. Penner                                        30,221(4)               *
Jesus Sainz                                                5,000(4)               *
Frederick Seitz                                           36,442(4)               *
Robert E. Smith                                           26,000(4)               *
Helmut Volcker                                             6,000(4)               *
Abraham Zaleznik                                          46,792(4)               *
All executive officers and directors as
 a group (24 persons) including those
 named above                                           3,791,741(9)               7.639

- ------------
(1) Except as otherwise noted each individual owns all shares directly and has sole investment and voting power with respect to all shares. No officer or director owns shares of Ogden Series A Preferred Stock.

(2) Asterisks indicate beneficial ownership of less than 1.0% of the class.

(3) Includes: 25,225 shares held in trust for his minor children; and 803,354 shares subject to stock options which are exercisable within 60 days of March 1, 1996. Does not include 204 shares held by his wife. Mr. Ablon has neither investment nor voting power with respect to the shares held by his wife, and disclaims any beneficial interest in such shares.

                                       8

(4) Includes: 20,000 shares for Dr. Kappas, 5,000 shares for each of Mr. Sainz and Dr. Volcker and 25,000 shares for each of Messrs. Abshire, Einspruch, Neal, Penner, Seitz, Smith, Zaleznik and Ms. Kramer and Moyers subject to stock options which are exercisable within 60 days of March 1, 1996. Also includes: 2,735 shares held by Dr. Einspruch in a Keogh Plan; 100 shares held by Ms. Monet in trust for her minor child; 100 shares held by Dr. Neal jointly with his wife over which Dr. Neal has shared voting and investment authority with his wife; 1,000 shares held by Dr. Penner and his wife in a living trust for their children over which Dr. Penner has shared voting and investment authority with his wife; and 371 shares held by Dr. Seitz in trust with his children over which he has shared voting and investment authority with his children.

(5) Includes: 5,000 shares held jointly with his wife; and, 200,900 shares, subject to stock options which are exercisable within 60 days of March 1, 1996. Mr. Caras has shared investment and voting power with respect to the 5,000 shares held jointly with his wife.

(6) Includes: 96,300 shares subject to stock options which are exercisable within 60 days of March 1, 1996.

(7) Includes: 2,260 shares held jointly with his wife and 112,000 shares subject to stock options which are exercisable within 60 days of March 1, 1996. Mr. Husby has shared investment and voting power with respect to the 2,260 shares held jointly with his wife.

(8) Includes: 244,400 shares subject to stock options which are exercisable within 60 days of March 1, 1996.

(9) Includes 1,824,454 shares subject to options which are exercisable within 60 days of March 1, 1996 and approximately 871,000 shares of Ogden Common Stock which may be voted by Messrs. Caras, Coit, Husby and three other individuals as members of the Investment Committee of Ogden's Group Trust Fund for Profit Sharing Plans.

RATIFICATION OF AUDITORS--PROPOSAL NUMBER (2)

    Shareholders are requested to ratify the continued appointment of Deloitte & Touche LLP ("Deloitte") as auditors of Ogden and its subsidiaries for the year 1996. A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Deloitte has been Ogden's auditors since 1951. Audit and other services rendered by Deloitte for the fiscal year ended December 31, 1995, in addition to the audit of the Consolidated Financial Statements, included: review of financial and related information that is to be included in filings with the Securities and Exchange Commission; consultation during the year on matters related to accounting and financial reporting; audits of financial statements of certain subsidiary companies; audits of employee benefit plans contained in filings required pursuant to ERISA; consulting services; and meeting with the Audit Committee on matters related to the audit. Although Ogden is not required to submit the selection of auditors to the shareholders for ratification, it has elected to do so. In the event such selection is not ratified, Ogden would consider the selection of other auditors for fiscal years after 1996. However, it would not be possible to replace Deloitte as auditors for the 1996 fiscal year without significant disruption of Ogden's business.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NUMBER (2)

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (3)

    Dr. Charles Miller, 23 Park Circle, Great Neck, New York 11023, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised that he intends to maintain such ownership through the date of the 1996 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the Annual Meeting.

    John J. Gilbert, the owner of 146 shares of Ogden Common Stock, and Margaret
R. and/or John J. Gilbert executors of the Estate of Lewis D. Gilbert for 774 shares of Ogden Common Stock, and co-trustees u/w of Samuel Rosenthal for 500 shares of Ogden Common Stock, also submitted a proposal substantially the same as that submitted by Dr. Miller. Mr. Gilbert presented this same proposal at Ogden's 1995 Annual Meeting. Since Dr. Miller's proposal was received by Ogden prior to Mr. Gilbert's proposal, only the proposal submitted by Dr. Miller is presented in this Proxy Statement:

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state laws, to declassify the Board of Directors so that all director are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT

    The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interest of the company and it's stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors believes the interests of the shareholders are better served by a classified board than by the annual election of all directors. The classification of directors has the effect of making it more difficult to change the composition of the Board of Directors. With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future.

    The Board does not believe that directors elected to a classified Board are any less accountable than they would be if elected annually, since the same standards of performance apply regardless of the term of service. The classified Board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. At least two meetings of shareowners would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would give the Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. The Board believes that although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not necessarily discourage takeover offers.

    The resolution offered by the proponents would not amend Ogden's restated Certificate of Incorporation at this time, but, instead requests that the Board take the steps necessary to elect all directors on an annual basis in the future. Under the terms of Ogden's Restated Certificate of

Incorporation an affirmative vote of 80% of the shares entitled to vote on a future resolution proposed by the Board would be required to amend the provisions governing the staggered election of directors. The Board continues to believe that the classified Board is in the best interest of the shareholders and that the shareholders should oppose efforts to eliminate it.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (3)

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (4).

    Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York 11021, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised he intends to maintain such ownership through the date of the 1996 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the Annual Meeting:

GOLDEN PARACHUTE RESOLUTION

    "RESOLVED: That the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

SUPPORTING STATEMENT

    Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes." These contracts are awarded without shareholder approval.

    The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has become a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

    Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

    I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    Management agrees that so-called golden parachutes which provide large severance payments contingent upon a change in control are objectionable. However, management opposes the proposed resolution because it believes that compensation arrangements with key executives are the responsibility of the Board of Directors elected by the shareholders. All employment agreements with Ogden's senior executives are approved by the Compensation Committee of the Board of Directors which consists solely of outside directors. They also are approved by the full Board, a substantial majority of whose members are outside directors.

    The success of a business enterprise depends, in large part, on the quality of its senior executives. Reasonable compensation arrangements, including termination provisions, are necessary and desirable to attract, retain and motivate outstanding senior executives. Ogden's executive compensation arrangements must remain competitive with those offered by other corporations, which provide services both within and outside of Ogden's various operating areas. Therefore, in the interests of Ogden and its shareholders, the Ogden Board of directors must continue to have the flexibility to provide reasonable severance arrangements to senior executives.

    As Ogden faces an increasingly competitive environment, the restrictions that would result from the adoption of the proposal would not be in the best interests of the shareholders. Ogden does not provide its executives with so-called golden parachutes which provide large termination payments contingent upon a change in control. A number of Ogden senior executives have employment agreements with Ogden, which contemplate reasonable severance payments payable only upon termination without cause. These agreements do not provide for severance payments upon the occurrence of a change in control. In addition, Ogden's flexibility would also be severely hampered by the need to submit such agreements to stockholders for approval. Under the proposal, unless Ogden were to incur the significant expense of a special meeting of shareholders such agreements could only be entered into once a year after approval at the annual meeting of shareholders.

    In our increasingly competitive business climate, no company can afford to subject itself to the constraints in the management of its affairs that are recommended by this proposal.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (4).

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (5)

    William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised he intends to maintain such ownership through the date of the 1996 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy statement and will cause the resolution to be introduced at the Annual Meeting:

STOCK COMPENSATION PROPOSAL

    "RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of Company stock which cannot be sold for three years."

SUPPORTING STATEMENT

    A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

    Traditionally, outside directors, sometimes selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All to often, outside director's oversight has been marked by complacency, cronyism, and inertia.

    Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, boards of directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

    When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

    What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, Hartford Steam Boiler, and Alexander & Alexander.

    Harvard Business School did a series of studies comparing highly successful to poorly performing companies. They found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the more mediocre and poorly performing companies.

    It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside but offer no penalties on the downside. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors believes it is in the best interests of Ogden and its shareholders to attract and retain exceptional individuals to serve as non-employee Directors on the Board of Directors. To successfully do this, Ogden must offer a fair and competitive compensation package to non-employee Directors (employee Directors are not compensated for services as Directors). Ogden believes that the Directors' current compensation package consisting of cash and the Ogden Directors' Stock Option Plan for non-employee Directors (the "Directors Stock Option Plan") is competitive with industry standards allowing Ogden to attract highly valued individuals to serve on its Board.

    Ogden believes that the current compensation package is fair and appropriate in light of the obligations and responsibilities of corporate directors. The equity portion of the compensation package aligns non-employee Directors' interests with shareholders' interests through Ogden stock issuable under the Directors' Stock Option Plan. The cash portion of the compensation provides flexibility to non-employee Directors to use such cash as their particular needs may require, including the payment of income taxes which are the sole responsibility of the non-employee Directors.

    Ogden believes that its compensation program for non-employee Directors is appropriately structured and that implementation of this proposal would decrease the competitiveness of the compensation package for non-employee Directors and thereby decrease the ability of Ogden to attract and retain outstanding individuals to serve on Ogden's Board.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (5).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of Ogden's Compensation Committee are Abraham Zaleznik, Chairman; Norman G. Einspruch; Judith Davidson Moyers; and Frederick Seitz. All of the foregoing members are "disinterested directors" (within the meaning of Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) of Ogden who are not employees or members of management of Ogden or any of its subsidiaries. Dr. Zaleznik has served as Vice Chairman of the Board of Ogden since 1987, a non-management position for which Dr. Zaleznik receives no additional compensation.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

THE EXECUTIVE COMPENSATION PROGRAM

    Ogden has designed its executive compensation program to attract, motivate, and retain the best executives available. This program does not replace the subjective business judgement of the Committee. Rather, it serves as a guideline for the executive and the Committee. Toward this end, the executive compensation program provides:

     -- A base salary program to attract and retain talented executives who demonstrate the qualities required in the Ogden entrepreneurial culture and meet the corporation's rigorous goals and standards.

     -- Annual incentive bonus payments that are highly variable based on personal performance and financial performance relative to realistic market opportunities. These incentive bonuses reward individuals whose performance contributes to achieving strategic, financial and other shareholder objectives. Bonus opportunities are set vis-a-vis the executives' potential contribution, not solely based on salary level or pay grade. Additionally, the Compensation Committee has adopted a CEO Formula Bonus Plan, setting annual incentive bonus opportunities for the CEO based on a pre-tax return on equity formula.

     -- Clear and uncomplicated long-term incentives, namely stock options, to encourage equity ownership thereby aligning executives interests with shareholders. Such stock options are granted periodically, not annually, to reflect expanded roles or to readjust the total compensation mix. Grants typically vest over a five year period and expire ten years from grant date.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    The Committee set Mr. Ablon's base salary for 1996 at $800,000 (unchanged from 1994 and 1995); awarded a $400,000 special payment; determined that no bonus is payable under the CEO Formula Bonus Plan for 1995 performance; and granted no new stock options. The factors utilized by the Committee in reaching its decisions are summarized below.

    During 1995 Ogden decided upon a strategic restructuring of the company so as to concentrate on the future long-term growth of Ogden's three core businesses--Entertainment, Aviation and Projects. As a result of this restructuring initiative, a non-core business was sold during 1995, several non-core businesses will be sold during 1996 and certain restructuring related expenses were incurred. Ogden decided that it was in the best interest of the company and its shareholders to include both the restructuring costs and the anticipated losses in 1995. By recognizing these changes in 1995, management effectively assured that the CEO Formula Bonus Plan would produce no bonus for 1995. The Board fully supported Management's actions and concluded that the CEO had dedicated himself and Ogden's management to accomplish the restructuring initiatives and the growth of Ogden's core businesses, as supported by the Board.

    The Committee determined to award the CEO with a discretionary $400,000 special payment in recognition of his effort, support and implementation of the restructuring commenced in 1995. The Committee determined that it was appropriate and in the best interest of Ogden to forego the immaterial loss of the tax deduction for this payment in order to provide a tangible demonstration of support to Mr. Ablon.

    Competitive Practice in CEO Compensation.--Ogden operates diverse lines of business and success in its entrepreneurial culture depends on the marketing and financial acumen as well as the creativity of its executives. As such, it competes for executive talent with any number of major Fortune 500 companies across many industries. Therefore, the Committee reviews summaries of prevailing CEO compensation practices of major companies in any industry rather than those companies within a specific industry category. The Committee uses this information to evaluate competitive factors affecting executive compensation. The Committee reviewed competitive practice in CEO compensation based on The Wall Street Journal/Wiliam M. Mercer (WSJ/Mercer) survey of 1995 Proxy Statements (reflecting 1994 compensation from 350 major companies). It compared Mr. Ablon's 1995 pay to the 1994 competitive pay, the most recent year for which information was available. Using these measures, Mr. Ablon's base pay of $800,000 was close to the 75th percentile of $850,000. His total direct pay of $1,247,085 (which includes base, bonus, the gain on stock option exercises and long term incentive payments) falls significantly under the 75th percentile of $2,952,645 in total direct compensation.

    CEO Formula Bonus Plan--1995 Performance--The CEO Formula Bonus Plan (the
Plan), adopted by the Committee and approved by shareholders in 1995, sets forth a Target Bonus which can be earned upon the Pre-Tax Return on Equity (ROE) Performance Level achieved for each calendar year. Ogden's 1995 ROE did not meet the 13% threshold for payment. Consequently, no performance bonus is payable under the terms of the Plan.

    CEO Formula Bonus Plan--1996 Targets--Under the terms of the Plan, the Committee must preestablish the Performance Levels for each calendar year. The Committee held the Target Bonus at $800,000, which is 100% of base salary, and established the following Performance Levels for 1996 (unchanged from 1995):

Pre-Tax ROE Performance Level     % of Target Bonus
- ------------------------------    -----------------
<13%..........................             0
13% to under 17%..............            75%
17% to under 21%..............           100%
21% to under 25%..............           125%
25% or greater................           150%

    Financial Performance--Ogden's overall financial performance for 1995 was mixed. Reported income was down; and total revenues were up slightly. Due to a new accounting standard, the restructuring charge, a writedown of certain deferred charges at OPI, an adjustment of inventory balances at a manufacturing subsidiary, and a write-off of receivables and related costs of Ogden Communications, Inc., the company took a $69.3 million pre-tax charge against income. During the five years since Mr. Ablon became CEO, Ogden has achieved a cumulative total return of 52.4% compared with a total return of 28.4% in the S & P Specialized Services Index, the industry index in which Ogden is placed by Standard and Poor, and 114.99% in the S & P 500. However, the Committee did not quantitatively assign a weight to these factors.

OTHER EXECUTIVE COMPENSATION

    The Committee decided on 1996 base salaries for Messrs. Mackin, Caras, Husby and Coit in the amounts of $475,000 (5.6%), $275,000 (0%), $300,000 (15.4%) and
$260,000 (10.6%), respectively, and annual bonus amounts reflected in the Summary Compensation Table, for 1995 performance. The Committee awarded no new stock option grants to any of the proxy-named executives in 1995. These decisions were made based on the Committee's subjective business judgement. In arriving at these decisions, the Committee considered individual contributions during 1995, as well as significant changes in roles and responsibilities, and summaries of executive compensation surveys published by leading compensation consulting firms.

    With respect to 1995 contributions and responsibilities, the Committee concluded that each executive played a vital role in Ogden's overall strategic performance. As President of the Projects Group, Mr. Mackin leads Ogden's Independent Power, Waste-to-Energy, and Water Treatment businesses. Total revenue from Projects' was up almost 4% for the year. The Power unit teamed with a consortium that was awarded a 50% interest in and administrative control of an electricity generating company in Bolivia. Mr. Caras is Executive Vice President and Chief Administrative Officer of the Corporation. In addition to his corporate responsibilities, Mr. Caras oversees Ogden's government services business. During 1995 he was charged with key responsibility for the disposition of Ogden's non-core businesses and he successfully completed the sale of Ogden's BioServices unit. Mr. Husby, Senior Vice President and Chief Financial Officer of Ogden Corporation played an integral role in formulating the restructuring effort. Mr. Coit, Senior Vice President and General Counsel of Ogden Corporation completed the acquisition of Firehole Entertainment Corp. Firehole integrates entertainment technologies, such as IMAX films, with natural habitat attractions. This increases Ogden's profile as a developer of new entertainment venues.

    In reviewing competitive pay levels, the base salary and bonus awards of Messrs. Mackin, Caras, Husby and Coit ranged near the 75th percentile of comparable positions in other Fortune 500 companies within the $1 billion to $3 billion revenue range.

POLICY REGARDING DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Ogden's policy regarding deductibility of executive pay in excess of $1 million is to preserve the tax deductibility of the CEO's annual incentive bonus and stock options by having these two components of compensation qualified as performance-based under the IRS rules. The CEO Formula Bonus Plan and the 1990 Ogden Stock Option Plan, both of which were adopted by the Committee and the Board, and approved by shareholders in 1994, constitute the largest elements of the CEO's compensation package. The Committee acknowledges that there may be certain non-cash "imputed income" items which may cause pay to exceed $1 million in any year.

    This policy does not contemplate restricting the Committee from using discretionary business judgement as it determines appropriate. It was this discretionary business judgement that resulted in a nondeductible special payment outside of the CEO Formula Bonus Plan for Mr. Ablon in 1995.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Abraham Zaleznik, Chairman
Norman G. Einspruch
Judith Davidson Moyers
Frederick Seitz

    The graph below compares the cumulative total shareholder return on the common shares of Ogden for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Specialized Services over the same period assuming the investment of $100 in Ogden common shares, the S&P 500 Index and the S&P Specialized Services on December 31, 1990 and the reinvestment of all dividends.

                                    GRAPH I
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
      AMONG OGDEN CORPORATION, S&P500 INDEX, AND S&P SPECIALIZED SERVICES

                                    [Graph]

                            Dec 90  Dec 91  Dec 92  Dec 93  Dec 94  Dec 95
                            ------  ------  ------  ------  ------  ------
S&P 500                       100     130     140     154     156     215
S&P Specialized Services      100     109     108     104      95     129
Ogden                         100     115     137     144     126     152

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation for each of the last three fiscal years awarded to, earned by or paid to the Chief Executive Officer of Ogden and each of Ogden's four other most highly compensated executive officers whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE
                                                        Annual Compensation(1)
            Name and                                                   Other              All
            Principal                                                 Annual             Other
            Position               Year    Salary      Bonus      Compensation(2)   Compensation(3)
- ---------------------------------------------------------------------------------------------------
R. Richard Ablon, President and    1995   $800,000   $  400,000      $ 142,890         $ --
 Chief Executive Officer, Ogden    1994    800,000    1,000,000        151,491            43,401
 and Chairman and Chief Executive  1993    700,000      875,000        107,192           165,124
 Officer, Ogden Projects, Inc., a
 100% owned subsidiary of Ogden.

Scott G. Mackin, President and     1995    450,000      375,000             --            79,986
 Chief Operating Officer, Ogden    1994    400,000      350,000        --                 47,483
 Projects, Inc., a 100% owned      1993    325,000      300,000        --                 66,209
 subsidiary of Ogden.

Constantine G. Caras, Executive    1995    275,000      100,000             --             4,500
 Vice President and Chief          1994    265,000      155,000        --                 14,305
 Administrative Officer, Ogden.    1993    250,000      150,000        --                 53,380

Philip G. Husby, Senior Vice       1995    260,000      115,000         39,952             4,500
 President, Chief Financial        1994    236,250      140,000        --                 12,896
 Officer and Treasurer, Ogden.     1993    212,000      140,000        --                 41,771

Lynde H. Coit, Senior Vice         1995    235,000      105,000         36,000             4,500
 President and General Counsel,    1994    222,500      125,000        --                 12,214
 Ogden.                            1993    212,000      110,000         57,026            36,230

(1) Includes annual compensation awarded to, earned by or paid to the individual during the year, or any portion thereof, that he served as an executive officer of Ogden.

(2) Amounts in this column represent life insurance, car allowance, medical reimbursement and other personal benefits which in the aggregate exceeded the lesser of either $50,000 or 10% of the executives combined salary and bonus. The only personal benefit exceeding 25% of the total personal benefits reported in 1995 was a charge of $100,438 for use of the Ogden airplane for Mr. Ablon and a reimbursement for medical expenses in the amount of $24,510 and $25,752, for Messrs. Coit and Husby, respectively.

                                       21

(3) Includes, for the fiscal year ending December 31, 1995: (i) 401(K) matching contributions credited to the account balances of Messrs. Ablon, Caras, Husby and Coit in the amount of $0, $4,500, $4,500 and $4,500, respectively, under the Ogden Profit Sharing Plan and an annual contribution in the amount of $6,635 to the account balance of Mr. Mackin under the Ogden Projects Profit Sharing Plan; and, (ii) as a result of contribution limitations imposed by the terms of the Ogden Projects Profit Sharing Plan and the Internal Revenue Code a special discretionary cash payment made to Mr. Mackin in the amount of $73,351.

                               STOCK OPTION TABLE

    The following table sets forth information with respect to the named executive officers of Ogden concerning the exercise of Ogden stock options during 1995 and the value of exercisable and unexercisable stock options held as of December 31, 1995:

          AGGREGATED OPTION/LSAR EXERCISES IN 1995 AND FISCAL YEAR-END
                               OPTION/LSAR VALUES
- -----------------------------------------------------------------------------------------------------------------
                                                         Number of Securities        Value of Unexercised In-the-
                         Number of                      Underlying Unexercised            Money Options/LSAR
                          Shares                        Options/LSAR at FY-End               at FY-End(2)
                        Acquired on       Value      ----------------------------    ----------------------------
        Name             Exercise      Realized(1)   Exercisable    Unexercisable    Exercisable    Unexercisable
- -----------------------------------------------------------------------------------------------------------------
R. Richard Ablon.....    10,000        $    47,085      683,354        480,000       $2,473,651           0
Scott G. Mackin......    None                           204,400        160,000          604,387           0
Constantine G.           None                           195,900         20,000          823,064           0
Caras................
Philip G. Husby......    None                            92,300         64,000          264,556           0
Lynde H. Coit........    None                            76,300         80,000          202,056           0

(1) Based upon the difference between the exercise price and the average of the high and low sale prices of Ogden Common Stock on the New York Stock Exchange Composite Tape on the date of exercise.

(2) Computed based upon the difference between the exercise price and the average of the high and low sale prices of Ogden Common Stock on the New York Stock Exchange Composite Tape on December 29, 1995.

OGDEN EXECUTIVE PENSION PLAN

    The Executive Pension Plan is a non-tax-qualified pension plan that is generally not subject to the provisions of the Employee Retirement Income Security Act of 1974. Ogden makes annual contributions to the Executive Pension Plan trust, as determined by Ogden's actuary, which are deposited with The Bank of New York pursuant to a grantor trust agreement between Ogden and The Bank of New York. Ogden does not have access to or use of the trust assets; however, the assets may be subject to the claims of Ogden's general creditors in the event of its insolvency or bankruptcy. Amounts payable under the Executive Pension Plan are generally included in the recipient's income only when actually paid.

    All executive officers of Ogden, including those listed in the Summary Compensation Table (except Mr. Mackin), are eligible to participate in the Executive Pension Plan and are entitled to a retirement benefit, subject to certain offsets, equal to 1.5% of the executive's final average compensation for the five consecutive highest paid years out of the executive's last ten years preceding retirement multiplied by the executive's years of service.

    Compensation includes salary, bonus and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other non-cash compensation. An eligible executive becomes fully vested and entitled to a benefit under the Executive Pension Plan trust upon the completion of five years of service, unless the executive was a participant in Ogden's prior pension plan on December 31, 1988, in which event the executive is automatically fully vested. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance.

    Pursuant to the provisions of the Executive Pension Plan, the lump-sum equivalent of the annual benefit reflected in the following table will be distributed to the executive in one cash payment upon retirement, subject to offset by any amounts previously distributed to such executive as a result of the prior termination of Ogden's pension and supplemental pension plans and subject to an early retirement reduction of 6% per year prior to age 65. The amount distributed will be taxable to the executive as ordinary income at the time of distribution. R. Richard Ablon, C.G. Caras, Philip G. Husby and Lynde H. Coit had average earnings for the past five years of $1,523,588, $592,366, $359,806 and $330,698 respectively. As of December 31, 1995 the foregoing individuals have accrued 25, 20, 9 and 7 years of service, respectively, under the plan and a net lump-sum benefit accrual in the amount of $22,677, $1,145, $2,785 and $2,755, respectively. Scott G. Mackin is not eligible for benefits under the Ogden Executive Pension Plan.

- ----------------------------------------------------------------------------------------------------------
Average Annual
Earnings in 5
Consecutive
Highest Paid
Years Out of
Last 10 Years                           Estimated Maximum Annual Retirement Benefits
Preceding                                         Based on Years of Service
Retirement                                 (subject to Offset As Described Above)
- ----------------------------------------------------------------------------------------------------------
                          5           10           15           20           25           30            35
- ----------------------------------------------------------------------------------------------------------
 $ 300,000         $ 22,500     $ 45,000     $ 67,500     $ 90,000     $112,500     $135,000     $ 157,500
 350,000             26,250       52,500       78,750      105,000      131,250      157,500       183,750
 400,000             30,000       60,000       90,000      120,000      150,000      180,000       210,000
 450,000             33,750       67,500      101,250      135,000      168,750      202,500       236,250
 500,000             37,500       75,000      112,500      150,000      187,500      225,000       262,500
 600,000             45,000       90,000      135,000      180,000      225,000      270,000       315,000
 700,000             52,500      105,000      157,500      210,000      262,500      315,000       367,500
 800,000             60,000      120,000      180,000      240,000      300,000      360,000       420,000
 1,000,000           75,000      150,000      225,000      300,000      375,000      450,000       525,000
 1,400,000          105,000      210,000      315,000      420,000      525,000      630,000       735,000
 1,600,000          120,000      240,000      360,000      480,000      600,000      720,000       840,000

OPI PENSION PLAN

    Scott G. Mackin participates in the OPI Pension Plan, a tax-qualified defined benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the OPI Pension Plan each participant who meets the plan's vesting requirements will be provided with an annual benefit at or after age 65 equal to 1.5% of the participant's average compensation during the five consecutive calendar years of employment out of the ten consecutive calendar years immediately preceding his retirement date or termination date during which such average is highest, multiplied by his total years of service with OPI and any affiliate of OPI. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. The relationship of the covered compensation to Mr. Mackin's annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance. A plan participant who is at least age 55 and who retires after completion of at least 10 years of employment with OPI or any affiliate of OPI receives a benefit equal to the amount he would have received if he had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied by the number of months between the date the participant commenced receiving benefits and the date he would have received benefits if he had not retired prior to age 65.

    Mr. Mackin also participates in the OPI Supplemental Deferred Benefit Plan (the "OPI Supplemental Plan"), a deferred compensation plan which is not qualified for federal income tax purposes and which provides that, in the event that the annual retirement benefit of any participant in the OPI Pension Plan determined pursuant to such plan's benefit formula cannot be paid because of certain limits on annual benefits and contributions imposed by the Internal Revenue Code (the "Code"), the amount by which such benefit must be reduced will be paid to the participant from OPI's general assets.

    The following table shows the estimated annual retirement benefits payable in the form of a life annuity at age 65 under the OPI Pension Plan and the OPI Supplemental Plan. These benefits are subject to any deduction for Social Security benefits. Mr. Mackin has 9.5 years of credited service under the OPI Pension Plan as of December 31, 1995 and had annual average earnings for the last five years of $553,739.

- ---------------------------------------------------------------------------------------------------------
Average Annual
Earnings in 5
Consecutive
Highest Paid
Years Out of
Last 10 Years
Preceding                                   Estimated Annual Retirement Benefits
Retirement                                       Based on Years of Service
- ---------------------------------------------------------------------------------------------------------
                          5           10           15           20           25           30           35
- ---------------------------------------------------------------------------------------------------------
  $300,000         $ 22,500     $ 45,000     $ 67,500     $ 90,000     $112,500     $135,000     $157,500
  325,000            24,375       48,750       73,125       97,500      121,875      146,250      170,625
  350,000            26,250       52,500       78,750      105,000      131,250      157,500      183,750
  375,000            28,125       56,250       84,375      112,500      140,625      168,750      196,875
  400,000            30,000       60,000       90,000      120,000      150,000      180,000      210,000
  425,000            31,875       63,750       95,625      127,500      159,375      191,250      223,125
  525,000            39,375       78,750      118,125      157,500      196,875      236,250      275,625
  625,000            46,875       93,750      140,625      187,500      234,375      281,250      328,125

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    Employment Contracts

(A) R. Richard Ablon is employed by Ogden as its President and Chief Executive Officer pursuant to an employment agreement which became effective as of January 1, 1991 and continues through December 31, 1995, provided, however, commencing December

        31, 1991 and each December 31 thereafter, the term of the agreement is automatically extended an additional one year period until Mr. Ablon reaches his normal retirement date and year to year thereafter. Either party may elect not to extend the term for an additional one year period by written notice given to the other at least sixty days' prior to December 31, 1996 or any subsequent December 31, in which event the agreement would continue in effect until the expiration of its then existing term, at which time Mr. Ablon's employment would terminate. The annual salary under the agreement is fixed at a minimum of $500,000 with an annual incentive bonus in such amount as determined by the Board of Directors. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates employment for good reason (as described in the agreement) then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of the agreement.

(B) Mr. Mackin is employed by OPI pursuant to an employment agreement dated as of January 1, 1994. The employment agreement provides for a minimum annual salary in the amount of $400,000 plus an annual incentive bonus in such amount as may be fixed by the Board of Directors of OPI. The employment agreement is for a three-year term commencing January 1, 1994 and continuing through December 31, 1996 and year to year thereafter, subject to the right of either Mr. Mackin or OPI to terminate such employment on December 31, 1996 or any subsequent December 31, upon at least sixty days prior written notice. The employment agreement also provides that if the employee terminates employment for good reason (as defined in the agreement) or if the employee's employment is terminated by OPI for any reason other than for cause (as defined in the agreement) then the employee is entitled to a severance payment equal to three times the employee's annual salary and bonus at the time of such termination.

(C) Mr. Caras is employed by Ogden as its Executive Vice President and Chief Administrative Officer pursuant to an employment agreement which became effective as of January 1, 1991 and continues through December 31, 1995, and from year to year thereafter, subject to the right of either party to terminate such employment as of December 31, 1996, or any subsequent December 31, upon at least sixty days prior written notice. The annual salary under the agreement is fixed at a minimum of $200,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Caras for any reason other than for cause (as defined in the agreement) or if Mr. Caras terminates employment for good reason (as defined in the agreement), then Mr. Caras is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

(D) Mr. Husby is employed by Ogden as its Senior Vice President and Chief Financial Officer pursuant to an employment agreement which became effective as of July 2, 1990 and continues through December 31, 1995 and year to year thereafter subject to the right of either party to terminate such employment as of December 31, 1996, or any subsequent December 31 upon sixty days prior written notice. The annual salary under the agreement is set at a minimum of $185,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Husby for any reason other than for cause (as defined in the agreement) or if Mr. Husby terminates employment for good reason (as defined in the agreement), then Mr. Husby is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

(E) Mr. Coit is employed by Ogden as its Senior Vice President and General Counsel pursuant to an employment agreement which became effective as of January 30, 1990 and continued through April 1, 1994, provided, however, commencing on April 1, 1991 and each April 1 thereafter, the term thereof is automatically extended an additional one year period unless terminated by Ogden upon ninety days' prior written notice. Mr. Coit's annual salary under the agreement will be no less than his base salary in 1989 plus an incentive bonus in such amount as determined by the Board of Directors. The agreement provides that if Mr. Coit is terminated by Ogden without cause or resigns for good reason (as defined in the agreement), Ogden will (a) pay Mr. Coit an amount equal to his current monthly salary plus one-twelfth his incentive bonus for the 12-month period ending on the December 31 immediately preceding his date of termination or resignation, times the lesser of (i) 12 plus 2 for each twelve months of service, or (ii) 36; (b) purchase Mr. Coit's home for its original purchase price; and (c) continue his benefits for a number of months equal to the number of months of pay which Mr. Coit would be entitled during the period of time set forth under (a) above.

    Limited Stock Appreciation Rights

    Ogden's Stock Option Plans, as amended, (the "Plans") permit, in connection with the grant of an option award, the grant of tandem limited stock appreciation rights ("LSARs"). In general, the exercise of an LSAR by an optionee entitles the optionee to an amount in cash, with respect to each share subject thereto, equal to the excess of the value of a share of Ogden Common Stock (determined in accordance with the Plans) on the exercise date over the exercise price of the related option award. An LSAR is exercisable only during the period commencing the first day following the occurrence of a Change in Control (as defined in each Stock Option Agreement) and terminating on the expiration of ninety days after such date. In general, the term "Change in Control" means the acquisition by any person of 20% or more of the voting power of Ogden's outstanding securities, the approval by Ogden's shareholders of an agreement to merge Ogden or to sell substantially all of its assets or the occurrence of certain changes in the membership of the Ogden Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A loan was made by Ogden in 1989 to Mr. Coit, Senior Vice President and General Counsel of Ogden, to assist Mr. Coit in the purchase of a home in connection with his relocation. The loan is evidenced by a demand note, bearing interest at the rate of 8% per annum and is secured by a second mortgage on the premises. The maximum amount outstanding under the loan during 1995 was $290,000. As of December 31, 1995, there was an outstanding balance of $145,000.

    Mr. Jesus Sainz, an Ogden director, is an officer of and has a 12.09% ownership interest in Trebol International, S.A. ("Trebol"), a Spanish corporation located in Madrid, Spain, which is the parent of Atlas International, S.A. ("Atlas"). The following is a description of certain transactions among Ogden, Trebol and Atlas:

        (a) Prior to the time Mr. Sainz became an Ogden director, Trebol and an Ogden subsidiary purchased equity interests of 12.5% and 15.48%, respectively, in Parques Tecnolculturoles, S.A. ("Partecsa"), a Spanish corporation, which has been awarded a 30-year contract, to convert, remodel, operate and manage a 200-acre site located in Seville, Spain which was originally created for Seville's Expo 92. Subsequently, Trebol and Ogden purchased additional equity interests in Partecsa which currently amount to 14.4% and 19.9%, respectively. Ogden is considering to increase its equity interest in Partecsa to 25.6%. If this transaction is completed Trebol's equity interest in Partecsa will decrease to 9.2%.

        (b) Also prior to the time Mr. Sainz became an Ogden director, Atlas and a subsidiary of Ogden acquired 6% and 54% interests, respectively, in a Peruvian corporation established to provide passenger and ground handling services at Peruvian airports. Ogden's capital investment in the Peruvian company is approximately $125,000. Atlas's capital investment is $15,600 which was loaned to Atlas by Ogden and is evidenced by Atlas's interest bearing promissory note, which is secured by a pledge of Atlas's 6% ownership in the Peruvian company. The Peruvian company commenced operations in 1994 at the Jorge Chavez Airport in Lima, Peru. Ogden's subsidiary is responsible for the company's day-to-day operations. Any distributions by the Peruvian company to its stockholders will first be used by Atlas to repay the $15,600 loan made to Atlas by Ogden's subsidiary.

        (c) During 1995, a joint venture, of which Ogden owns a 50% interest, was formed to develop and operate Rural de Palermo, a 28-acre fair and exhibition center located in Buenos Aires, Argentina. In consideration for the assistance and effort expended by Atlas in the development of the joint venture, Ogden will pay Atlas an amount equal to 2% of the net profit derived by Ogden from its 50% interest in the joint venture.

    The foregoing transactions were developed in the ordinary course of business and were negotiated at arms length. In the opinion of management the transactions described above are fair, equitable and in the best interest of Ogden and its subsidiaries and are at least as favorable to Ogden and its subsidiaries as provisions which could be expected in similar transactions with any unaffiliated persons.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires Ogden's directors, executive officers and persons who beneficially own more than 10% of any class of Ogden's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership and changes in their beneficial ownership of Ogden's equity securities. Ogden believes that during fiscal 1995 all Reporting Persons complied with their Section 16(a) filing requirements.

                                 OTHER MATTERS

    Ogden has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to any such matters.

    Any proposals of shareholders to be presented at Ogden's Annual Meeting in 1997 must be received at Ogden's principal executive offices, Two Pennsylvania Plaza, New York, New York 10121, Attn: Vice President and Secretary, not later than December 10, 1996.

                                                          ["OGDEN" logo]
                                                               1996

                                                    NOTICE OF ANNUAL MEETING AND
                                                    PROXY STATEMENT

                                                     .........................

                                                    THE ANNUAL MEETING OF
                                                    SHAREHOLDERS WILL BE HELD AT
                                                    THE ESSEX HOUSE, 160 CENTRAL
                                                    PARK SOUTH, NEW YORK CITY,
                                                    ON THURSDAY, MAY 23, 1996,
                                                    AT 10:30 A.M.

OGDEN CORPORATION-BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J.L. EFFINGER and KATHLEEN RITCH, and each of them attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Essex House, 160 Central Park South, New York, New York on Thursday, May 23, 1996 at 10:30 A.M. (Eastern Daylight Saving Time) and at any and all adjournments thereof on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Shareholders, dated April 12, 1996.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS AND AGAINST SHAREHOLDER PROPOSALS 3,4, AND 5. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX DIRECTORS AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS; AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

(Continued and to be signed on the reverse side)

                                                  Ogden Corporation
                                                  P.O. Box 11174
                                                  New York, N.Y. 10203-0174

Proposal 1. FOR election of the following six directors for a three year term.

[ ] FOR all nominees listed below

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Ralph E. Ablon; Terry Allen Kramer; Maria P. Monet; Jesus Sainz; Frederick Seitz; and Helmut Volcker.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

________________________________________________________________________________

Proposal 2. Ratification of Deloitte & Touche LLP as auditors of the Corporation for the year 1996.

Proposal 3. Shareholders proposal requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes.

Proposal 4. Shareholders proposal requesting the Board of Directors adopt a policy against entering into future compensation awards to officers and directors which are contingent on a change in control unless such awards are submitted to a vote of shareholders.

Proposal 5. Shareholders proposal requesting the Board of Directors take the steps necessary to require all non-employee directors receive a minimum of fifty percent of their total compensation in the form of Ogden stock which cannot be sold for three years.

Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such.

If signer is a corporation, please sign in full corporate name by authorized officer. If signer is a partnership, please sign in partnership name by authorized person. Each joint owner should sign.


Dated:__________________________________________________, 1996


Signature


Signature if held jointly

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

Change of address and or Comments, mark here.

Votes must be indicated
[X] in Black or Blue ink.

OGDEN CORPORATION-BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J.L. EFFINGER and KATHLEEN RITCH, and each of them attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Preferred Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Essex House, 160 Central Park South, New York, New York on Thursday, May 23, 1996 at 10:30 A.M. (Eastern Daylight Saving Time) and at any and all adjournments thereof on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Shareholders, dated April 12, 1996.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS AND AGAINST SHAREHOLDER PROPOSALS 3,4, AND 5. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX DIRECTORS AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS; AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

(Continued and to be signed on the reverse side)

                                                  Ogden Corporation
                                                  P.O. Box 11174
                                                  New York, N.Y. 10203-0174

Proposal 1. FOR election of the following six directors for a three year term.

[ ] FOR all nominees listed below

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

*EXCEPTIONS

Nominees: Ralph E. Ablon; Terry Allen Kramer; Maria P. Monet; Jesus Sainz; Frederick Seitz; and Helmut Volcker.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

________________________________________________________________________________

Proposal 2. Ratification of Deloitte & Touche LLP as auditors of the Corporation for the year 1996.

Proposal 3. Shareholders proposal requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes.

Proposal 4. Shareholders proposal requesting the Board of Directors adopt a policy against entering into future compensation awards to officers and directors which are contingent on a change in control unless such awards are submitted to a vote of shareholders.

Proposal 5. Shareholders proposal requesting the Board of Directors take the steps necessary to require all non-employee directors receive a minimum of fifty percent of their total compensation in the form of Ogden stock which cannot be sold for three years.

Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such.

If signer is a corporation, please sign in full corporate name by authorized officer. If signer is a partnership, please sign in partnership name by authorized person. Each joint owner should sign.

Dated:__________________________________________________, 1996



Signature


Signature if held jointly


(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

Change of address and or Comments, mark here.

Votes must be indicated
[X] in Black or Blue ink.